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                                                                    EXHIBIT 4.6


                    AMENDED AND RESTATED STANDSTILL AGREEMENT

         This AMENDED AND RESTATED STANDSTILL AGREEMENT (this "AGREEMENT"), dated as of February 9, 1999 among BGLS INC., a Delaware corporation (the "COMPANY"), AIF II, L.P., a Delaware limited partnership ("AIF II") and ARTEMIS AMERICA PARTNERSHIP, a Delaware partnership (as successor to Artemis America LLC, a Delaware limited liability company) ("AAP" and, together with AIF II and any future holders of Modified Notes (as defined below), the "PARTICIPATING HOLDERS").

         WHEREAS, pursuant to that certain Indenture dated as of January 1, 1996 (the "INDENTURE") between the Company and State Street Bank and Trust Company, as successor to Fleet National Bank of Massachusetts (the "TRUSTEE"), the Company issued the Series A Securities and the Series B Securities, of which only the Series B Securities remain outstanding;

         WHEREAS, the Participating Holders (directly or through one or more nominees or custodians, as more fully described on Schedule 1 hereto) and certain other Holders (the "OTHER HOLDERS") (the Participating Holders and the Other Holders being collectively referred to herein as the "HOLDERS") own all of the outstanding Series B Securities;

         WHEREAS, pursuant to the Standstill Agreement and Consent dated as of August 28, 1997, as amended, among, INTER ALIA, the Company and the Participating Holders (the "ORIGINAL STANDSTILL AGREEMENT"), the Participating Holders agreed to refrain from exercising remedies as a result of the failure of the Company to pay to the Participating Holders the interest due to the Participating Holders on July 31, 1997 (the "JULY INTEREST AMOUNT");

         WHEREAS, pursuant to the Standstill Agreement dated as of March 2, 1998, as amended, among, INTER ALIA, the Company and the Participating Holders (the "MARCH 1998 STANDSTILL AGREEMENT"), which supplemented the Original Standstill Agreement, the Company and each of the Participating Holders agreed, subject to the terms and conditions set forth in the March 1998 Standstill Agreement, for the period commencing March 2, 1998 and ending on the earlier of the Maturity Date or the occurrence of a Termination Event (as defined in Section 6) (the "WAIVER PERIOD"), (i) to waive any Default or Event of Default existing solely as a result of the failure of the Company to pay to such Participating Holder its pro rata share of the July Interest Amount, the interest payment due on January 31, 1998 (the "JANUARY INTEREST AMOUNT") and all amounts due to such Participating Holders on the remaining Interest Payment Dates through and including July 31, 2000 (the "REMAINING INTEREST PAYMENTS") and, together with the July Interest Amount and the January Interest Amount, the "UNPAID INTEREST AMOUNTS"), with such interest payments to be made to the Participating Holders on the Maturity Date, and (ii) that it shall refrain from exercising its rights and remedies against the Company in connection with the Company's failure to pay such Participating Holder its pro rata share of the Unpaid Interest Amounts;

         WHEREAS, the Company and the Participating Holders desire to amend and restate the March 1998 Standstill Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement of the parties hereinafter set forth, the parties hereto hereby agree as follows:



                    Amended and Restated Standstill Agreement

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         1. CERTAIN DEFINED TERMS. Capitalized terms not otherwise defined herein shall have the meanings specified in the Indenture. In addition, the following terms shall have the following meanings under this Agreement:

         "MAJORITY PARTICIPATING HOLDERS" shall mean Participating Holders holding at least 50.1% in principal amount of the Modified Notes.

         "MODIFIED NOTES" shall mean the $97,239,000 in principal amount of Senior Secured Notes (CUSIP Number 055432 AC24) held by the Participating Holders.

         2. WAIVER OF DEFAULT. Each of the Participating Holders hereby waives, until the expiration of the Waiver Period, any Default or Event of Default existing solely as a result of the Company's failure to pay to such Participating Holder such Participating Holder's pro rata share of the Unpaid Interest Amounts. The Company acknowledges that (i) interest at a rate of 16.75% per annum has accrued pursuant to Section 2.12 of the Indenture on the July Interest Amount from July 31, 1997 through March 2, 1998 and (ii) interest shall accrue at the rate of 15.75% per annum, compounded on a semi-annual basis, on
(a) the July Interest Amount plus the amount accrued pursuant to clause (i) above, (b) the January Interest Amount and (c) each Remaining Interest Payment from the date each such payment is due pursuant to Section 2.13 of the Indenture until all such amounts are paid in full in cash.

         3. STANDSTILL. Each of the Participating Holders hereby agrees that during the Waiver Period it will not exercise and shall not direct the Trustee to exercise any remedy under the Indenture or the Series B Securities, at law or in equity, which it or the Trustee now has or hereafter may have in respect of any Default or Event of Default resulting solely from the failure of the Company to pay to such Participating Holder its pro rata share of the Unpaid Interest Amounts.

         4. LEGENDING OF SECURITIES; TRANSFER OF DTC REFERENCE AND REMOVAL OF SECURITIES FROM DTC. Each of the Participating Holders acknowledges and agrees that the Modified Securities (i) shall be assigned a new CUSIP number (CUSIP No. 055432AC24), (ii) shall be evidenced by a new Series B Note in the principal amount of $97,239,000 to be issued in the name of Cede & Co. (as the nominee of the Depository Trust Company ("DTC")) and held by the Trustee (the "Replacement Note"), which Replacement Note shall contain the following legend:

         "CERTAIN OF THE TERMS AND CONDITIONS OF THIS NOTE HAVE BEEN MODIFIED BY THE AMENDED AND RESTATED STANDSTILL AGREEMENT, DATED AS OF FEBRUARY 9, 1999, EXECUTED BY CERTAIN HOLDERS IN FAVOR OF BGLS INC. (THE "STANDSTILL AGREEMENT"), INCLUDING, WITHOUT LIMITATION, THE AGREEMENT THAT INTEREST ON THIS NOTE WILL ACCRUE (RATHER THAN BE PAID) ON THE INTEREST PAYMENT DATES SET FORTH IN THE STANDSTILL AGREEMENT AND BE PAYABLE AS SET FORTH IN THE STANDSTILL AGREEMENT AND THE INDENTURE, AS MODIFIED BY THE STANDSTILL AGREEMENT."




                    Amended and Restated Standstill Agreement

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and (iii) DTC shall transfer its reference to the Replacement Note to a
"Non-Cash Paying Interest Position" and reference in its books and records and broadcast in its customary fashion the above described modifications and change in reference. In addition, if any Participating Holder shall remove any of its Modified Notes from DTC, such Participating Holder agrees that it shall receive certificated securities that contain the foregoing legend.

         5. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT. This Agreement shall become effective upon the execution and delivery by the Company and each of the Participating Holders of the following documents:

                  (a) this Agreement;

                  (b) the Amended and Restated Limited Recourse Guarantee of even date herewith between Brooke (Overseas) Ltd. (the "GUARANTOR") and U.S. Bank Trust National Association, as collateral agent for the Participating Holders (the "COLLATERAL AGENT");

                  (c) the Pledge Agreement of even date herewith between the Guarantor and the Collateral Agent;

                  (d) the Collateral Agency Agreement of even date herewith between the Guarantor, the Collateral and the Participating Holders; and

                  (e) the Series B Senior Secured Note in the amount of $97,239,000, CUSIP No. 055432AC24 (which note shall bear the legend set forth in Section 4 above) and the Series B Senior Secured Note in the amount of $135,625,000, CUSIP No. 055432AB4, which notes shall supercede the existing Series B Senior Secured Note in the principal amount of $232,864,000 currently held by the Trustee.

         6. TERMINATION. This Agreement shall terminate upon the earlier of (i) the payment in full to each Participating Holder of its pro rata share of the Unpaid Interest Amounts, plus all amounts owing thereon pursuant to Section 2.12 of the Indenture and Section 2 hereof, (ii) the occurrence of an Event of Default (other than in connection with the Unpaid Interest Amounts) and (iii) any redemption or other payment of Securities pursuant to Section 3.08 or 3.09 of the Indenture; provided, that this Agreement shall only terminate with respect to those Securities actually redeemed or repurchased from the Participating Holders pursuant to such sections (a "TERMINATION EVENT").

         7. ABSENCE OF WAIVER. The parties hereto agree that, except to the extent expressly set forth herein, nothing contained herein shall be deemed to:


                  (a) be a consent to, or waiver of, any Default or Event of Default;

                  (b) prejudice any right or remedy which any of the Participating Holders may now have or may in the future have under the Indenture, the Series B Securities or otherwise, including, without limitation, any right or remedy resulting from any Default or Event of Default; or



                    Amended and Restated Standstill Agreement


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                  (c) constitute a waiver of the rights of any of the
         Participating Holders under Section 2.12 of the Indenture, except as provided in Section 2 hereof.

         8. REPRESENTATIONS. Each party hereto hereby represents and warrants to the other parties that:

                  (a) such party is a corporation or partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the state of its incorporation or formation, as applicable;

                  (b) the execution, delivery and performance of this Agreement and each of the documents contemplated hereby by such party is within its corporate or partnership powers, as applicable, has been duly authorized by all necessary corporate or partnership action, as applicable, has received all necessary consent and approvals (if any shall be required), and does not and will not contravene or conflict with any provisions of law or of the charter or by-laws, or partnership agreement, as applicable, of such party or of any material agreement binding upon such party or its property; and

                  (c) upon its effectiveness under Section 5 hereof, this Agreement will be a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

In addition, the Company represents and warrants that to the best of its knowledge, except as set forth herein no Default or Event of Default under the Indenture has occurred and is continuing.

         9. CONTINUING EFFECT, ETC. Except as expressly provided herein the Company hereby agrees that the Indenture and the Series B Securities shall continue unchanged and in full force and effect, and all rights, powers and remedies of the Participating Holders thereunder and under applicable law are hereby expressly reserved. In addition, the Company hereby agrees that its obligations under this Agreement constitute "Secured Obligations" as defined in each of the BGLS Pledge Agreement, the NV Holdings Pledge Agreement and the Pledge Agreement referenced in Section 5(c) above.

         10. MISCELLANEOUS.

         (a) Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

         (b) This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.


                    Amended and Restated Standstill Agreement


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         (c) This Agreement shall be a contract made under and governed by the laws of the State of New York.

         (d) All obligations of the Company and rights of the Participating Holders expressed herein shall be in addition to and not in limitation of those provided by applicable law.

         (e) This Agreement shall be binding upon the Company, the Participating Holders and their respective successors, transferees and assigns, and shall inure to the benefit of the Company, the Participating Holders and their respective successors and assigns.

         (f) Any provision of this Agreement may be modified, supplemented or waived only by consent of the Company and the Majority Participating Holders. All amendments or modifications of this Agreement and all consents, waivers and notices delivered hereunder or in connection herewith shall be in writing.

         11. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE PARTICIPATING HOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO FURTHER AGREE THAT THIS AGREEMENT MAY BE FILED AS EVIDENCE OF THE WAIVER REFERRED TO ABOVE IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.



                    Amended and Restated Standstill Agreement


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                    BGLS INC.




                                    By /s/ Richard J. Lampen
                                       ----------------------------------------
                                       Name: Richard J. Lampen
                                       Title: Executive Vice President



                                    AIF II, L.P.



                                    By APOLLO ADVISORS, L.P.
                                       Managing General Partner



                                    By APOLLO CAPITAL MANAGEMENT, INC.
                                       General Partner



                                    By /s/ Michael D. Weiner
                                      -----------------------------------------
                                      Name:  Michael D. Weiner
                                      Title: Vice President



                                    ARTEMIS AMERICA PARTNERSHIP



                                    By LION ADVISORS, L.P.
                                       Attorney-in-Fact



                                    By LION CAPITAL MANAGEMENT, INC.
                                       General Partner

                                    By /s/ Michael D. Weiner
                                      -----------------------------------------
                                      Name:  Michael D. Weiner
                                      Title: Vice President





                    Amended and Restated Standstill Agreement


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                                   SCHEDULE I


                                                                                   PRINCIPAL AMOUNT ($)
HOLDER                               DTC PARTICIPANT (NO.)                          OF SERIES B NOTES
------                               ---------------------                         --------------------
Artemis America                      The Bank of New York (901)                    $42,513,000
  Partnership

AIF II, L.P.                         Chase Manhattan Bank, Trust (931)             $54,726,000





                    Amended and Restated Standstill Agreement



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